Exhibit 99.1

Socket Mobile Reports 2010 Q4 and Annual Results

NEWARK, Calif., - February 17, 2011 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the 2010 fourth quarter and year ended December 31, 2010.

Revenue for the 2010 full year totaled $13.5 million, compared to revenue of $17.1 million for 2009. Net loss for 2010 was $4.0 million, or a loss of $1.05 per share, compared to a net loss for 2009 of $7.9 million, or a loss of $2.21 per share. The portion of the net loss attributable to stock option expensing in 2010 was $677,000 or $0.18 per share, compared to $715,000 or $0.20 per share in 2009. 2009 results included a goodwill impairment charge of $5.4 million, or $1.51 loss per share, and a gain on sale of assets of $450,000, or $0.13 per share.

Revenue for the fourth quarter of 2010 was $2.6 million, compared to revenue of $3.6 million in the same quarter a year ago. Net loss for the fourth quarter of 2010 was $1.6 million, or a loss of $0.42 per share, compared to a net loss of $6.3 million, or a loss of $1.66 per share, in the fourth quarter of 2009. The portion of the net loss attributable to stock option expensing in the fourth quarter of 2010 was $168,000, or $0.04 per share, compared to $192,000, or $0.05 per share, in the fourth quarter of 2009. Fourth quarter of 2009 results included a goodwill impairment charge of $5.4 million, or $1.42 loss per share for the quarter.

Kevin Mills, president and chief executive officer, commented, "Industry-wide LCD component shortages in the fourth quarter of 2010 caused us to defer over $1.2 million in shipments into 2011. While our 2010 revenue was down from the previous year, the bookings for our handheld computer and barcode scanners, which together represented 80 percent of our 2010 revenue, increased in 2010 by 15 percent over 2009. The remaining revenue declines were from legacy products sold in 2009 that have been phased out.

"We accomplished significant product development goals in 2010 including releasing a lightweight, cordless 2D bar code scanner and updating our SocketScan software to work with Smartphones using operating systems from Google, RIM and, in process, Apple. Our software application partners and OEM customers are expanding the use of their mobile applications to workers using Socket products in our key vertical markets of healthcare and hospitality. We further reduced our operating expenses in 2010 while retaining our essential employees and maintaining a high level of customer service.

"Improved bookings in January plus our backlog carried forward into 2011 totaled more than $3.6 million in orders as of the end of January. These orders are scheduled for delivery in the first quarter as our suppliers catch up with existing component shortages. We remain committed to reaching sustainable profitable operating levels in 2011," Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 366899#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, select "About Socket"/"Investor Relations"/ and "Conference Calls and Events."

About Socket Mobile, Inc.
With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2011 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:	Socket Mobile Contact:	Investor Relations Contact:
David Dunlap	Krista Rogers	Todd Kehrli or Jim Byers
Chief Financial Officer	Marketing Communications Specialist	MKR Group, Inc.
(510) 933-3035	(510) 933-3051	(323) 468-2300
dave@socketmobile.com	krista@socketmobile.com	sckt@mkr-group.com

--Financial tables to follow--

Socket Mobile, Inc. Condensed Summary Statements of Operations (Amounts in thousands except per share amounts)
	Year ended Dec 31,		Three Months ended Dec 31,
	2010	2009	(Unaudited) 2010	(Unaudited) 2009
Revenue	$ 13,498	$ 17,127	$ 2,623	$ 3,638
Cost of revenue	8,096	9,753	1,693	2,270
Gross profit	5,402	7,374	930	1,368
Gross profit percent	40%	43%	35%	38%
Research and development	2,403	2,850	582	683
Sales and marketing	4,106	5,168	934	1,237
General and administrative	2,547	2,236	879	541
Goodwill impairment charge	---	5,371	---	5,371
Amortization of intangible technology	60	77	15	15
Total operating expenses	9,116	15,702	2,410	7,847
Gain on sale of assets	---	450	---	---
Interest expense, net	(246)	(225)	(106)	(40)
Deferred tax (expense)/benefit	(16)	214	(8)	238
Net loss	$ (3,976)	$ (7,889)	$ (1,594)	$ (6,281)
Basic and diluted net loss per share applicable to common stockholders	$ (1.05)	$ (2.21)	$ (0.42)	$ (1.66)
Weighted average shares outstanding: Basic and Fully Diluted	3,796	3,562	3,802	3,788

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	December 31,
	2010	2009
Cash	$ 1,172	$ 1,940
Accounts receivable	814	1,660
Inventories	1,699	2,044
Other current assets	128	415
Property and equipment, net	471	787
Goodwill	4,427	4,427
Intangible technology	210	270
Other assets	146	200
Total Assets	$ 9,067	$ 11,743

Accounts payable and accrued liabilities	$ 4,404	$ 3,709
Bank line of credit	---	1,002
Notes payable net of debt discount	330	---
Deferred income on shipments to distributors	674	918
Deferred service revenue	521	587
Other liabilities	245	139
Common stock	57,675	56,194
Accumulated deficit	(54,782)	(50,806)
Total Liabilities and Equity	$ 9,067	$ 11,743

# # #